Exhibit 10.03

TiVo Corporation
2018 Senior Executive Company Incentive Plan

I.	INTRODUCTION

a.
The Objective of the 2018 Senior Executive Company Incentive Plan (the “Plan”) is to (i) enhance stockholder value by promoting strong linkages between executive contributions and company performance; (ii) support achievement of the business objectives of TiVo Corporation and its subsidiaries (the “Company”); and (iii) promote retention of participating employees of the Company.

b.	Participants: This plan applies solely to the Chief Executive Officer and the senior executives reporting directly to the Chief Executive Officer at TiVo Corporation (the “Participants”).

c.
Effective Date: This Plan is effective for the fiscal year 2018, beginning January 1, 2018 through December 31, 2018. This Plan is limited in time and expires automatically on December 31, 2018. All benefits under this Plan are voluntary benefits. Participation in this Plan during fiscal year 2018 does not convey any entitlement to participate in this or future plans or to the same or similar bonus payment benefits.

d.
Changes in the Plan: The Company presently has no plans to change the Plan during the fiscal year. However, this plan is a voluntary benefit provided by the Company and by virtue of the fact that bonuses are not a contractual entitlement and are paid at the sole discretion of the Company, the Company reserves the right to modify the Plan, in total or in part, at any time. Any such change must be in writing and approved by the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors reserves the right to interpret the Plan document as needed and such interpretations shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

e.
Entire Agreement: This Plan is the entire agreement between the Company and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, whether with TiVo Corporation or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

II.	ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

a.	Eligibility: The Participants are eligible for the incentive payout if they meet the following requirements:

•
Except as otherwise explicitly set forth in the Participant’s Incentive Target Percentage Schedule (as defined below), are not currently on a sales incentive or commission plan or any other significant form of variable compensation (such as a services bonus plan); and

•
Are not on a performance improvement plan at the time of calculation and have not received a written notice of warning or other disciplinary action during the year that remains in effect at the time of calculation

AND

The Participant must be employed in an incentive-eligible position on or before the first working day of the last fiscal quarter of fiscal year 2018 and must be employed by the Company on the day the bonus is paid to be eligible for a 2018 incentive payment. Participants may expect to receive their 2018 incentive payment no later than March 15, 2019. Participants in the Plan with less than one year of service will be eligible for a prorated incentive amount as set forth in Proration Factor below. In no event will any individual accrue any right or entitlement to any incentive under this Plan unless that individual is employed by the Company on the day the bonus is paid.

Any exception to the above must be approved in writing by the Compensation Committee of the Board of Directors.

b.	Calculation of Incentive: With respect to each Participant, (1) the “Company Performance Incentive” shall mean the

Participant’s Annual Base Salary times such Participant’s Incentive Target Percentage times the Company Performance Factor times such Participant’s Company Performance Weighting times such Participant’s Proration Factor; (2) the “Individual Performance Incentive” shall mean the Participant’s Annual Base Salary times such Participant’s Incentive Target Percentage times such Participant’s Individual Performance Weighting times such Participant’s Individual Performance Factor times such Participant’s Proration Factor and (3) as applicable, the “Business Group Performance Incentive” shall mean the Participant’s Annual Base Salary times such Participant’s Incentive Target Percentage times the Business Group Performance Factor times such Participant’s Business Group Performance Weighting times such Participant’s Proration Factor. In no event shall any Participant’s total payout under this Plan exceed 200% of Participant’s Incentive Target Percentage (in dollars based on Annual Base Salary).

c.
The Annual Base Salary in effect at the end of the fiscal year represents the basis for the incentive calculation. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s Annual Base Salary at any time based on such factors as the Company in its sole discretion determines appropriate.

d.	Incentive Target Percentage is a percentage level of Annual Base Salary determined by the employee’s position except as otherwise approved by the Compensation Committee of the Board of Directors.

These targets will be weighted by company and individual performance, and will be set forth in an Incentive Target Percentage Schedule for each Participant in substantially the form attached hereto as Schedule A.

e.
Individual Performance Factor (“IPF”) is based on the manager’s evaluation of the employee’s accomplishments and contributions to TiVo’s business objectives for the fiscal year.  Managers use the three “check-in ratings” given throughout the year as reference points to inform this evaluation. This factor can range from 0 to 200% based on the Performance Rating of the individual.

f.
Company Performance Factor (“CPF”) is based upon the Company achieving an established worldwide revenue target and a worldwide Adjusted EBITDA target per the 2018 operating plan approved by the Board of Directors of the Company. The applicable targets for fiscal year 2018 can be amended by the Compensation Committee of the Board of Directors at any time during the fiscal year. Notwithstanding anything to the contrary contained herein, the Compensation Committee of the Board of Directors has the discretion to determine to pay less than the full amount (including to pay zero percent) of the payout to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Compensation Committee of the Board of Directors determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the fiscal year). The Revenue and Adjusted EBITDA attainment percentages will be determined using a straight-line interpolation approach relative to the Threshold, Target and Maximum attainment set forth during the year. The Company Performance Factor will be determined using the table below, provided however that the Company Performance factor may be modified at the sole discretion of the Compensation Committee of the Board of Directors for any reason, including in the event that such Company Performance is due to an extraordinary or exceptional circumstance.

g.
CPF Formula. The CPF payout equals the average of the payout of Revenue and Adjusted EBITDA. The plan provides for a Threshold payout of 50% relative to 90% attainment of Target. Below 90% of attainment, the plan provides for 0% payout. Between 90% and 100% attainment (Target) the plan provides for a straight-line interpolation of 5% points of payout for every 1% point of attainment. From 100% (Target) to 110% of attainment, the plan provides for 10% points of payout for every 1% point of attainment. The plan provides for a Maximum payout of 200% relative to 110% or more of attainment of Target. This is summarized in the table below.

	Revenue			ADJUSTED EBITDA
	Attainment	Payout	Slope	Attainment	Payout	Slope
Threshold	90%	50%	5 pts	90%	50%	5 pts
Target	100%	100%		100%	100%
Max	110%	200%	10 pts	110%	200%	10 pts

Example:    CPF Payout = Average (EBITDA Payout + Revenue Payout)

Actual Revenue is 95% of Goal
Actual EBITDA is 105% of Goal

Company Performance Factor = (75% + 150%) / 2 = 112.5%

h.
Business Group Performance Factor (“BGPF”) is based on the Business Group achieving an established Business Group revenue target and contribution margin target that is approved by the Board of Directors of the Company. This factor will apply only to selected leaders in Advanced Media & Advertising, User Experience, Consumer and Metadata. This factor will not apply to employees in shared service areas such as IT, Finance, HR, Marketing, Legal etc. The applicable targets for fiscal year 2018 can be amended by the Compensation Committee of the Board of Directors at any time during the fiscal year. Notwithstanding anything to the contrary contained herein, the Compensation Committee of the Board of Directors has the discretion to determine to pay less than the full amount (including to pay zero percent) of the payout to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Compensation Committee of the Board of Directors determines appropriate (including without limitation as a result of the Business Group’s or a Participant’s failing to achieve one or more objectives with respect to the fiscal year). The Business Group Revenue and Business Group Non-GAAP Contribution Margin attainment percentages will be determined using a straight-line interpolation approach relative to the Threshold, Target and Maximum attainment set forth during the year. The BGPF will be determined using the table below, provided however, the BGPF may be modified at the sole discretion of the Compensation Committee of the Board of Directors for any reason, including in the event that such Business Performance is due to an extraordinary or exceptional circumstance.

i.
BGPF Formula. The BGPF payout equals the average of the payout of the applicable Business Group Revenue and Business Group Non-GAAP Contribution Margin. The plan provides for a Threshold payout of 50% relative to 90% attainment of Target. Below 90% of attainment, the plan provides for 0% payout. Between 90% and 100% attainment (Target) the plan provides for a straight-line interpolation of 5% points of payout for every 1% point of attainment. From 100% (Target) to 110% of attainment, the plan provides for 10% points of payout for every 1% point of attainment. The plan provides for a Maximum payout of 200% relative to 110% or more of attainment of Target. This is summarized in the table below.

Business Group Revenue and Non-GAAP Contribution Margin

	BG Revenue			BG Non-GAAP Contribution Margin
	Attainment	Payout	Slope	Attainment	Payout	Slope
Threshold	90%	50%	5 pts	90%	50%	5 pts
Target	100%	100%		100%	100%
Max	110%	200%	10 pts	110%	200%	10 pts

j.
Transfers and Terminations: Any employee who is a Participant in the Plan and who transfers to a new position not governed by this Plan will be eligible on a pro-rata basis for the applicable period and paid as defined by the Plan. Employees who transfer into the Plan from another plan and/or from one Business Group to another will be subject to proration as well, and consequently will be eligible to receive an incentive payment based on their participation in this Plan during fiscal year 2018 applying the Proration Factors referred to below. Payments from the Plan are subject to reduction by advances, unearned commission advances, draws or prorations and appropriate withholdings. Any exceptions to the Plan must be in writing and approved by the Compensation Committee of the Board of Directors.

A Participant must be employed as of the day the bonus is paid to be eligible for the year- end incentive. No incentive shall be deemed earned until the payment date. If, prior to a payment date, an employee voluntarily resigns from employment or the employee’s employment is terminated for cause, the employee will not be eligible for any incentive payment. If, prior to a payment date, an employee is terminated by the Company for reasons other than for cause, the Compensation Committee of the Board of Directors shall have absolute discretion to determine if the employee will remain eligible to receive any bonus payment, which bonus payment, if awarded, shall be prorated for the portion of the Plan Year during which employee was employed by the Company.

k.
Proration Factor accounts for the number of calendar days during the fiscal year that the employee is in the incentive-eligible position. For example, the proration factor for an employee who has been on the Plan the entire year will be 1.00. For an employee who has been on the plan for 6 months, the factor will be 0.50. Employees in the following situations will have a Proration Factor of less than 1.00:

•	Participants in the Plan who transferred to a new position not covered by the Plan

•
Employees who transferred from one incentive-eligible position to another incentive-eligible position. Employees in this situation will have their incentive prorated based on the length of time in each position.

•	Employees who have been in the Plan less than 12 months (such as a new hire)

•	Employees who have been on a leave of absence of any length during the fiscal year

•	Employees working less than the full time standard work week will receive an incentive prorated according to the following schedule:

Hours Worked	Incentive Eligibility
Less than full time > half time as defined by standard work week	Prorated according to the average number of hours worked
Less than half time of standard work week	Not incentive eligible

Any modification to the above schedule must be approved by (i) the Chief Executive Officer, the Chief Financial Officer and Chief Human Resources Officer in advance of the year end close date, provided that no Participant may approve a modification to his or her own schedule, or (ii) if necessary, the Compensation Committee of the Board of Directors.

III.	PRACTICES AND PROCEDURES

a.	Procedure:

•	A copy of the Plan will be made available to each Participant.

•	All incentive payments will be made after all required or elected withholdings have been deducted.

b.	Governing Law: This Plan is governed by the law of California and the parties hereby submit to the exclusive jurisdiction of the County of Santa Clara, California courts.

SCHEDULE A

INCENTIVE TARGET PERCENTAGE SCHEDULE

Position	Incentive Target	Company Performance Weighting	Individual Performance Weighting	Business Unit Performance Weighting
President & Chief Executive Officer	125%	100%	—%	—%
Chief Intellectual Property Officer	70%	75%	25%	—%
Chief Financial Officer	70%	75%	25%	—%
Chief Human Resources Officer	50%	75%	25%	—%
EVP, General Counsel and Chief Compliance Officer	55%	75%	25%	—%
EVP, Strategy and Corporate Development	55%	75%	25%	—%
SVP and GM, Advanced Media and Advertising	55%	20%	30%	50%
SVP & GM, User Experience & Consumer	55%	20%	30%	50%
SVP & GM, Metadata	55%	20%	30%	50%